SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 16, 2006

GREEN PLAINS RENEWABLE ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

4124 Airport Road, Shenandoah, Iowa	51601
(Address of principal executive offices)	(Zip code)

(712) 246-2932

 (Registrant’s telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 16, 2006, Superior Ethanol, LLC (“Superior”), a wholly owned subsidiary of the Company, entered into a letter of commitment with CoBank (the “LOC”). The LOC provides that CoBank, along with Farm Credit Services of America (the “Lenders”), will provide $51,600,000 in funding to finance construction of a 50,000,000 gallon (minimum) annual nameplate capacity dry mill ethanol production facility to be located near Superior, Iowa, and to provide funding for working capital purposes. The facility is expected to be in production by no later than December 31, 2007.

The funds will be provided in the form of a term loan and a revolving loan. The Company is required to make periodic special payments to Lenders in an amount equal to at least seventy-five percent (75%) of its “Free Cash Flow” during 2007 through 2010. Such “Free Cash Flow” payments shall be discontinued once the aggregate total received from such payments exceeds $10,000,000, or upon expiration of the applicable fiscal years identified. “Free Cash Flow” for the purposes of the agreement is defined as the Company’s annual profit net of income taxes, plus the respective fiscal year depreciation and amortization expense, minus allowed capitalized expenditures for fixed assets, allowed distributions to the owners, and regular scheduled term loan payments to Lenders. This definition applies to the fiscal years ending in 2008 through 2010, while for the fiscal year ending in 2007 such definition is modified to delete the reference to “allowed capitalized expenditures for fixed assets.”

The term loan is for $41,600,000. The term loan will be available for advances until December 31, 2007. Principal payments will commence with $1,375,000 due July 20, 2008, and then each quarter thereafter. In addition, any refund of sales tax paid in conjunction with construction of the plant will be applied as an additional payment to the loan. Subject to adjustment in certain cases, final maturity of the term loan is October 20, 2015 at the latest.

The revolving loan is for $10,000,000. The revolving loan will be available for advances and readvances throughout the life of the commitment. Semi-annual $2,500,000 payments on/step-downs of the commitment will commence on the first day of the month beginning approximately six months after repayment of the term loan, and by April 1, 2016 at the latest. The final maturity date is no later than October 1, 2017.

 Subject to adjustment upon the happening of certain events, the loans will bear interest at either prime plus ¼% or short-term fixed rates at LIBOR (1, 3 or 6 month) +315 basis points. The Lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined. The LOC provides for (i) a loan origination fee of ¾% ($387,000), (ii) a $35,000 supplemental underwriting fee, (iii) an annual administration fee of $35,000, and (iv) an unused commitment fee of ¾% of the unused revolving term commitment.

As security for the loans, the Lenders will take an insured first-position lien on all personal property and real estate owned by Superior. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

The Company believes that it has secured sufficient funding to complete construction of both its Superior and Shenandoah ethanol plants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2006	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Barry A. Ellsworth Barry A. Ellsworth CEO and President (Principal Executive Officer)

2